Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-176514

Prospectus Supplement No. 1
(to Prospectus dated February 23, 2012)

LOCATION BASED TECHNOLOGIES, INC.

58,754,079 Shares

This Prospectus Supplement No. 1 supplements our prospectus dated February 23, 2012 (the “Prospectus”).  This Prospectus Supplement No. 1 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and any prospectus supplements filed before the date hereof.

This Prospectus Supplement No. 1 is being filed to include the information set forth in the Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on March 20, 2012, a copy of which is attached.

Our common stock is quoted on the OTC Bulletin Board under the symbol “LBAS.”  On April 24, 2012, the last reported price was $0.39 per share.

These are speculative securities and involve a high degree of risk.  You should not invest in our common stock unless you can afford to lose your entire investment.  Please see “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is April 25, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
 (Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 20, 2012

Location Based Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-139395	20-4854758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

49 Discovery, Suite 260, Irvine, California 92618
(Address of Principal Executive Offices) (Zip Code)

(888) 600-1044
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registration under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(k) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (c) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 20th, 2012 Location Based Technologies, Inc. (the “Company”) filed a Current Report on From 8-K under Item 5.02 to announce it has appointed Eric Fronk as the Company’s chief financial officer.

This information shall not be deemed "filed" for purposes of Section 18 of the Securities and Exchange Act 1934, as amended, and is not incorporated by reference into any filing of the company, whether made before or after the date of this report, regardless of any general incorporation language in the filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCATION BASED TECHNOLOGIES, INC.

Date: March 20, 2011	By:	/s/ David Morse
David Morse
Chief Executive Officer